.

Exhibit 99.1

Burlington Stores, Inc. Reports Fourth Quarter and Full Year 2025 Earnings

o
Q4 total sales grew 11%, and comparable store sales increased 4%
o
Q4 net income was $310 million, and diluted EPS was $4.84
o
FY25 total sales grew 9%, and comparable store sales increased 2%
o
FY25 net income was $610 million, and diluted EPS was $9.51
o
Excluding expenses associated with bankruptcy acquired leases:
▪
Q4 Adjusted EBIT margin increased 100 basis points versus Q4 of FY24
▪
Q4 Adjusted EPS increased 21% to $4.99, versus guidance of $4.50 to $4.70
▪
FY25 Adjusted EBIT margin of 8.0%, an increase of 80 basis points versus FY24
▪
FY25 Adjusted EPS of $10.17, an increase of 22% versus FY24

BURLINGTON, New Jersey; March 5, 2026 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the fourth quarter and full year ended January 31, 2026.

Michael O’Sullivan, CEO, stated, “We are very pleased with our strong performance in the fourth quarter. Comparable store sales increased 4%, on top of a robust 6% increase the prior year. This represents a very strong 10% two-year comp stack. Adjusted EBIT margin was 100 basis points higher than last year, and 50 basis points above the high end of our expectations. This sales and margin performance drove 21% earnings per share growth. This was a very strong performance in our largest quarter of the year.”

Mr. O’Sullivan went on, “Looking back on 2025 as a whole, total sales increased 9% on top of an 11% increase the prior year, and comparable store sales increased 2% on top of 4% last year. When tariffs were introduced in April, we took actions to offset the negative margin impact of tariffs. These actions were spectacularly successful in driving earnings. Despite tariffs, Adjusted EBIT margin increased 80 basis points, resulting in 22% earnings per share growth."

Mr. O’Sullivan concluded, “We are feeling bullish about our prospects in Fiscal 2026. There are external and internal factors that are driving this optimism. Our full year comp guidance of 1% to 3% growth is now slightly ahead of our typical model, reflecting our optimism. In fact, we think that there may be potential upside to our expectations, and we have positioned the business to aggressively chase sales.”

Fiscal 2025 Fourth Quarter Operating Results

•
Total sales increased 11% compared to the fourth quarter of Fiscal 2024 to $3,643 million, while comparable store sales increased 4% compared to the fourth quarter of Fiscal 2024.

•
Gross margin rate as a percentage of net sales was 43.7% vs. 42.9% for the fourth quarter of Fiscal 2024, an increase of 80 basis points. Merchandise margin expanded by 60 basis points, while freight expense improved 20 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $232 million vs. $217 million in the fourth quarter of Fiscal 2024, decreasing 30 basis points as a percentage of net sales. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was $1,052 million vs. $965 million in the fourth quarter of Fiscal 2024. Adjusted SG&A, excluding $8 million and $5 million of expenses, respectively, associated with bankruptcy acquired leases, was 22.2% as a percentage of net sales vs. 22.6% in the fourth quarter of Fiscal 2024, a decrease of 40 basis points.
•
The effective tax rate was 25.7% vs. 25.0% in the fourth quarter of Fiscal 2024. The Adjusted Effective Tax Rate was 25.7% vs. 24.9% in the fourth quarter of Fiscal 2024.
•
Net income was $310 million, or $4.84 per share vs. $261 million, or $4.02 per share for the fourth quarter of Fiscal 2024. Adjusted Net Income was $320 million, or $4.99 per share, vs. $267 million, or $4.13 per share for the fourth quarter of Fiscal 2024, excluding $6 million and $4 million of expenses, respectively, net of tax, associated with bankruptcy acquired leases.
•
Diluted weighted average shares outstanding amounted to 64.1 million during the quarter compared with 64.8 million during the fourth quarter of Fiscal 2024.
•
Adjusted EBITDA was $562 million vs. $456 million in the fourth quarter of Fiscal 2024, excluding $8 million and $5 million of expenses, respectively, associated with bankruptcy acquired leases, an increase of 150 basis points as a percentage of sales. Adjusted EBIT was $442 million vs. $364 million in the fourth quarter of Fiscal 2024, excluding $8 million and $5 million of expenses, respectively, associated with bankruptcy acquired leases, an increase of 100 basis points as a percentage of sales.

Full Year Fiscal 2025 Results

•
Total sales increased 9% compared to Fiscal 2024. Net income increased 21% compared to the same period in Fiscal 2024 to $610 million, or $9.51 per share vs. $504 million, or $7.80 per share in Fiscal 2024.
•
Adjusted EBIT, excluding $35 million and $16 million, respectively, of expenses associated with bankruptcy acquired leases, was $923 million vs. $761 million in Fiscal 2024, an increase of 80 basis points as a percentage of sales. Adjusted Net Income, excluding $26 million and $12 million, respectively, of expenses, net of tax, associated with bankruptcy acquired leases, was $652 million vs. $540 million in Fiscal 2024. Adjusted EPS was $10.17 vs. $8.35 in Fiscal 2024, an increase of 22%.

Inventory

•
Merchandise inventories were $1,312 million vs. $1,251 million at the end of the fourth quarter of Fiscal 2024, a 5% increase, while comparable store inventories increased 12% compared to the fourth quarter of Fiscal 2024. Reserve inventory was 40% of total inventory at the end of the fourth quarter of Fiscal 2025 compared to 46% at the end of the fourth quarter of Fiscal 2024. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the fourth quarter of Fiscal 2025 with $2,159 million in liquidity, comprised of $1,233 million in unrestricted cash and $926 million in availability on its ABL facility.
•
The Company ended the fourth quarter of Fiscal 2025 with $2,082 million in outstanding total debt, including $1,719 million on its Term Loan facility, $297 million in Convertible Notes, and no borrowings on its ABL facility.

Common Stock Repurchases

•
During the fourth quarter of Fiscal 2025 the Company repurchased 223,863 shares of its common stock under its share repurchase program for $59 million. As of the end of the fourth quarter of Fiscal 2025, the Company had $385 million remaining on its current share repurchase program authorization.

Outlook

For Fiscal Year 2026 (the 52-weeks ending January 30, 2027), the Company expects:

•
Total sales to increase in the range of 8% to 10% on top of the 9% increase for the 52-weeks ended January 31, 2026; this assumes comparable store sales will increase in the range of 1% to 3%, on top of the 2% increase for the 52-weeks ended January 31, 2026;
•
Capital expenditures, net of landlord allowances, to be approximately $875 million;
•
To open 110 net new stores, as well as a new distribution center in Savannah, GA;
•
Depreciation and amortization to be approximately $465 million;
•
Adjusted EBIT margin to increase in the range of 0 to 20 basis points versus the 52-weeks ended January 31, 2026; excludes $8 million of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2026 vs. $35 million incurred in Fiscal 2025;
•
Net interest expense to be approximately $60 million;
•
An Adjusted Effective Tax Rate of approximately 25%; and
•
Adjusted EPS in the range of $10.95 to $11.45, as compared to $10.17 of Adjusted EPS in Fiscal 2025; excludes $6 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in Fiscal 2026 vs. $26 million incurred in Fiscal 2025. This assumes a fully diluted share count of approximately 64 million shares.

For the First Quarter of Fiscal 2026 (the 13 weeks ending May 2, 2026), the Company expects:

•
Total sales to increase in the range of 9% to 11%; this assumes comparable store sales will increase in the range of 2% to 4% versus the first quarter of Fiscal 2025;
•
Adjusted EBIT margin to decrease 60 to 100 basis points versus the first quarter of Fiscal 2025; excludes approximately $6 million of anticipated expenses associated with bankruptcy acquired leases in the first quarter of Fiscal 2026 vs. $6 million incurred in the prior period;
•
An Adjusted Effective Tax Rate of approximately 19%; and
•
Adjusted EPS in the range of $1.60 to $1.75, as compared to $1.67 in Adjusted EPS in the first quarter of Fiscal 2025; excludes $5 million, net of tax, of anticipated expenses associated with bankruptcy acquired leases in the first quarter of Fiscal 2026 vs. $4 million incurred in the first quarter of Fiscal 2025.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishments of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Fourth Quarter 2025 Conference Call

The Company will hold a conference call on March 5, 2026, at 8:30 a.m. ET to discuss the Company’s fourth quarter and full year Fiscal 2025 results. The U.S. toll free dial-in for the conference call is 1-800-715-9871 (passcode: 3196665) and the international dial-in number is 1-646-307-1963. A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on March 5, 2026 beginning at 11:30 a.m. ET through March 12, 2026 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 3196665.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2025 net sales of $11.5 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 1,212 stores as of the end of the fourth quarter of Fiscal 2025, in 46 states, Washington D.C. and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, high-quality branded merchandise at up to 60% off other retailers' prices, including fashion-focused women’s apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our long-term prospects and the external environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions, such as inflation, and the domestic and international political situation and the related impact on consumer confidence and spending; competitive factors, including the scale and potential consolidation of some of our competitors, rise of e-commerce spending, pricing and promotional activities of major competitors, and an increase in competition within the markets in which we compete; seasonal fluctuations in our net sales, operating income and inventory levels; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; our ability to identify changing consumer preferences and demand; our ability to meet evolving regulatory requirements and stakeholder expectations regarding environmental, social or governance matters; extreme and/or unseasonable weather conditions caused by climate change or otherwise adversely impacting demand; effects of public health crises, epidemics or pandemics; our ability to sustain our growth plans or successfully implement our long-range strategic plans; our ability to execute our opportunistic buying and inventory management process; our ability to optimize our existing stores or maintain favorable lease terms; the availability, selection and purchasing of attractive brand name merchandise on favorable terms; our ability to attract, train and retain quality employees and temporary personnel in sufficient numbers; labor costs and our ability to manage a large workforce; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; disruption in our distribution network; our ability to protect our information systems against service interruption, misappropriation of data, breaches of security, or other cyber-related attacks; risks related to the methods of payment we accept; the success of our advertising and marketing programs in generating sufficient levels of customer traffic and awareness; damage to our corporate reputation or brand; impact of potential loss of executives or other key personnel; our ability to comply with existing and changing laws, rules, regulations and local codes; lack of or insufficient insurance coverage; issues with merchandise safety and shrinkage; our ability to comply with increasingly rigorous privacy and data security regulations; impact of legal and regulatory proceedings relating to us; use of social media by us or by third parties at our direction in violation of applicable laws and regulations; our ability to generate sufficient cash to fund our operations and service our debt obligations; our ability to comply with covenants in our debt agreements; the consequences of the possible conversion of our convertible notes; our reliance on dividends, distributions and other payments, advance and transfers of funds from our subsidiaries to meet our obligations; the volatility of our stock price; the impact of the anti-takeover provisions in our governing documents; impact of potential shareholder activism; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and as further updated under the heading “Risk Factors” in our subsequent Quarterly Reports on Form 10-Q. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025
REVENUES:
Net sales	$3,642,503	$3,272,058	$11,549,607	$10,616,743
Other revenue	4,875	4,998	17,303	18,080
Total revenue	3,647,378	3,277,056	11,566,910	10,634,823
COSTS AND EXPENSES:
Cost of sales	2,052,349	1,868,283	6,486,922	6,025,272
Selling, general and administrative expenses	1,051,673	964,668	3,817,180	3,546,967
Costs related to debt amendments	—	—	112	4,553
Depreciation and amortization	131,995	91,481	417,871	347,575
Impairment charges - long-lived assets	3,976	1,667	9,857	12,921
Other income - net	(21,963)	(4,667)	(31,287)	(16,694)
Loss on extinguishment of debt	—	—	—	1,412
Interest income	(7,166)	(10,367)	(20,904)	(31,519)
Interest expense	18,651	18,522	71,041	69,522
Total costs and expenses	3,229,515	2,929,587	10,750,792	9,960,009
Income before income tax expense	417,863	347,469	816,118	674,814
Income tax expense	107,478	86,702	205,965	171,175
Net income	$310,385	$260,767	$610,153	$503,639

Diluted net income per common share	$4.84	$4.02	$9.51	$7.80

Weighted average common shares - diluted	64,139	64,814	64,126	64,595

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	January 31,	February 1,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,232,525	$994,698
Accounts receivable—net	105,296	88,079
Merchandise inventories	1,311,903	1,250,775
Assets held for disposal	3,364	32,193
Prepaid and other current assets	118,444	263,058
Total current assets	2,771,532	2,628,803
Property and equipment—net	3,164,218	2,369,720
Operating lease assets	3,624,786	3,386,852
Goodwill and intangible assets—net	285,064	285,064
Deferred tax assets	2,139	2,248
Other assets	71,318	97,726
Total assets	$9,919,057	$8,770,413
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,019,152	$1,038,148
Current operating lease liabilities	425,468	406,891
Other current liabilities	734,000	656,581
Current maturities of long term debt and other current debt	70,591	170,891
Total current liabilities	2,249,211	2,272,511
Long term debt	2,011,735	1,539,918
Long term operating lease liabilities	3,497,343	3,253,825
Other liabilities	75,738	74,402
Deferred tax liabilities	277,771	259,261
Stockholders' equity	1,807,259	1,370,496
Total liabilities and stockholders' equity	$9,919,057	$8,770,413

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Fiscal Year Ended
	January 31,	February 1,
	2026	2025
OPERATING ACTIVITIES
Net income	$610,153	$503,639
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	417,871	347,575
Deferred income taxes	27,784	28,637
Loss on extinguishment of debt	—	1,412
Non-cash stock compensation expense	106,732	87,572
Non-cash lease expense	(3,057)	(9,856)
Cash received from landlord allowances	56,856	28,872
Changes in assets and liabilities:
Accounts receivable	(18,092)	(14,253)
Merchandise inventories	(61,128)	(162,934)
Accounts payable	(23,703)	86,505
Other current assets and liabilities	106,517	(36,526)
Other long term assets and liabilities	(2,390)	1,136
Other operating activities	13,839	1,597
Net cash provided by operating activities	1,231,382	863,376
INVESTING ACTIVITIES
Cash paid for property and equipment	(1,059,793)	(880,384)
Lease acquisition costs	(22,798)	(11,599)
Net proceeds from sale of property and equipment and assets held for sale	27,541	9,729
Net cash used in investing activities	(1,055,050)	(882,254)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	150,000	—
Principal payments on long term debt—ABL Line of Credit	(150,000)	—
Proceeds from long term debt—Term Loan Facility	495,000	605,843
Principal payments on long term debt—Term Loan Facility	(16,269)	(302,597)
Principal payment on long term debt—2025 Convertible Notes	(156,158)	—
Purchase of treasury shares	(278,422)	(256,293)
Other financing activities	17,344	41,264
Net cash provided by financing activities	61,495	88,217
Increase in cash and cash equivalents	237,827	69,339
Cash and cash equivalents at beginning of period	994,698	925,359
Cash and cash equivalents at end of period	$1,232,525	$994,698

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual, non-recurring expenses, losses, charges or gains.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) depreciation and amortization; (vii) net favorable lease costs; (viii) impairment charges; (ix) amounts related to certain litigation matters; and (x) other unusual, non-recurring expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Income) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) costs related to debt amendments; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring expenses, losses, charges or gains.

Adjusted EBIT Margin (or Adjusted Operating Margin) is defined as Adjusted EBIT divided by net sales.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (h) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT (or Adjusted Operating Income), Adjusted EBIT Margin (or Adjusted Operating Margin), Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025
Reconciliation of net income to Adjusted Net Income:
Net income	$310,385	$260,767	$610,153	$503,639
Net favorable lease costs (a)	1,781	2,230	7,742	11,189
Loss on extinguishment of debt (b)	—	—	—	1,412
Costs related to debt amendments (c)	—	—	112	4,553
Impairment charges - long-lived assets	3,976	1,667	9,857	12,921
Litigation matters (d)	(80)	—	4,175	2,525
Layaway liabilities (e)	(12,716)	—	(12,716)	—
Security tags (f)	11,657	—	11,657	—
Tax effect (h)	(1,118)	(921)	(5,297)	(8,298)
Adjusted Net Income	$313,885	$263,743	$625,683	$527,941
Diluted weighted average shares outstanding (i)	64,139	64,814	64,126	64,595
Adjusted Earnings per Share	$4.89	$4.07	$9.76	$8.17

The following table shows the Company’s reconciliation of net income to Adjusted EBIT and Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025
Reconciliation of net income to Adjusted EBIT and Adjusted EBITDA:
Net income	$310,385	$260,767	$610,153	$503,639
Interest expense	18,651	18,522	71,041	69,522
Interest income	(7,166)	(10,367)	(20,904)	(31,519)
Net favorable lease costs (a)	1,781	2,230	7,742	11,189
Loss on extinguishment of debt (b)	—	—	—	1,412
Costs related to debt amendments (c)	—	—	112	4,553
Impairment charges - long-lived assets	3,976	1,667	9,857	12,921
Litigation matters (d)	(80)	—	4,175	2,525
Layaway liabilities (e)	(12,716)	—	(12,716)	—
Security tags (f)	11,657	—	11,657	—
Income tax expense	107,478	86,702	205,965	171,175
Adjusted EBIT	433,966	359,521	887,082	745,417
Depreciation and amortization (g)	120,338	91,481	406,214	347,575
Adjusted EBITDA	$554,304	$451,002	$1,293,296	$1,092,992

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025
Reconciliation of SG&A to Adjusted SG&A:
SG&A	$1,051,673	$964,668	$3,817,180	$3,546,967
Net favorable lease costs (a)	(1,781)	(2,230)	(7,742)	(11,189)
Product sourcing costs	(232,016)	(216,831)	(851,831)	(800,354)
Litigation matters (d)	80	—	(4,175)	(2,525)
Adjusted SG&A	$817,956	$745,607	$2,953,432	$2,732,899

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025

Effective tax rate on a GAAP basis	25.7%	25.0%	25.2%	25.4%
Adjustments to arrive at Adjusted Effective Tax Rate (j)	—	(0.1)	—	—
Adjusted Effective Tax Rate	25.7%	24.9%	25.2%	25.4%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

(unaudited)
(in thousands, except per share data)
Three Months Ended
May 3, 2025
Reconciliation of net income to Adjusted Net Income:
Net income	$100,833
Net favorable lease costs (a)	2,138
Costs related to debt amendments (c)	112
Impairment charges	516
Litigation matters (d)	(416)
Tax effect (h)	(601)
Adjusted Net Income	$102,582
Diluted weighted average shares outstanding (i)	64,005
Adjusted Earnings per Share	$1.60

(a)
Net favorable lease costs represent the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation (the Merger Transaction). These expenses are recorded in the line item “Selling, general and administrative expenses” in our Consolidated Statements of Income.
(b)
Fiscal 2024 amount relates to the partial write-off of the original issue discount and deferred debt costs related to the September 2024 extension and upsize of the Term Loan Facility.
(c)
Fiscal 2025 amount relates to the settlement of the 2025 Convertible Notes during the first quarter of Fiscal 2025. Fiscal 2024 amount relates to the September 2024 extension and upsizing of the Term Loan Facility.
(d)
Represents amounts charged for certain litigation matters.
(e)
Represents a one-time settlement of certain layaway liabilities on our Consolidated Balance Sheet, resulting in a gain.

(f)
Represents a one-time write-off to amortization related to certain merchandise security tags on our Consolidated Balance Sheet.
(g)
Depreciation and amortization excludes the write-off of security tags in item (f).
(h)
Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).
(i)
Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.
(j)
Adjustments for items excluded from Adjusted Net Income. These items have been described in the table above reconciling GAAP net income to Adjusted Net Income.